Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for October 2020

HOUSTON, Texas, October 20, 2020 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $651,100.95 or $0.013969 per Unit, based primarily upon production during the month of August 2020, subject to certain adjustments by the owner of the Trust’s subject interests, Hilcorp San Juan L.P. (Hilcorp”), for prior months. The distribution is payable November 16, 2020, to Unit Holders of record as of October 30, 2020.

After payment of the Trust’s administrative expenses for the month, the Trustee will replenish the Trust’s cash reserves by the net amount of $397,090 which will bring the cash reserve balance back to the previously established amount of $1.0 million. As of September 30, 2020, the Trust’s cash reserves were $602,910.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 2,598,335 Mcf (2,887,039 MMBtu) for August 2020, as compared to 2,031,263 Mcf (2,256,959 MMBtu) for July 2020. Dividing revenues by production volume yielded an average gas price for August 2020 of $1.52 per Mcf ($1.37 per MMBtu), as compared to an average gas price for July 2020 of $1.26 per Mcf ($1.14 per MMBtu).

Hilcorp has advised the Trust that the August 2020 reporting month included additional profits of $490,458 gross ($367,844 net to the Trust) based on true-ups for the August 2017, September 2017 and March 2020 production months. The August 2020 reporting month also includes a reimbursement by the Trust to Hilcorp of $0.5 million, being the remaining portion of the total $2.0 million in “Other” revenue that was included in the estimated gross proceeds in the December 2017 and January 2018 distribution months.

Hilcorp also reported that for the reporting month of August 2020, revenue included an estimated $100,000 for non-operated revenue. For the month ended August 2020, Hilcorp reported to the Trust capital costs of $14,420, lease operating expenses and property taxes of $1,978,590, and severance taxes of $774,960.

Contact:	San Juan Basin Royalty Trust
BBVA USA, Trustee
2200 Post Oak Blvd., Floor 18
Houston, TX 77056
website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Head of Trust Real Assets & Mineral Resources
and Senior Vice President
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.